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                                                                   EXHIBIT 23.03

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Liberty Digital, Inc.:

     We consent to the use of our report dated February 13, 2001 incorporated by reference herein relating to the consolidated balance sheets of Liberty Digital, Inc. (formerly TCI Music, Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive earnings (loss), stockholders' equity, and cash flows for the year ended December 31, 2000, the ten months ended December 31, 1999, the two months ended February 28, 1999 and the year ended December 31, 1998, and to the reference to our Firm under the heading "Experts" in the Registration Statement. Effective March 9, 1999, AT&T Corp. acquired Tele-Communications, Inc., the former parent company of Liberty Media Corporation (which is the parent of Liberty Digital, Inc.), in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                          /s/ KPMG LLP
                                          --------------------------------------
                                          KPMG LLP

Los Angeles, California
January 18, 2002